UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2006

Openwave Systems Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-16073	94-3219054
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Seaport Boulevard Redwood City, CA	94063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 480-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective November 28, 2006, Openwave Systems, Inc. (the “Company”) entered into a Severance and Release Agreement with Allen Snyder (the “Severance Agreement”) in connection with his resignation. Previously, Mr. Snyder served as the Company’s Chief Operating Officer. The Severance Agreement provides for Mr. Snyder’s resignation effective November 30, 2006.

Pursuant to the Severance Agreement, the Company agrees to: (1) pay Mr. Snyder $750,000 after June 1, 2007, (2) accelerate the vesting of previously granted options to purchase 140,975 shares, (3) accelerate the vesting of 88,426 shares of previously granted restricted stock, (4) continue to provide to Mr. Snyder, at the Company’s expense, medical, dental and vision insurance benefit coverage in coordination with COBRA for a period of six months following November 30, 2006, (5) pay Mr. Snyder any incentive compensation to which he is entitled for his employment through November 30, 2006 under and pursuant to the terms and conditions of the Fiscal Year 2007 Corporate Incentive Plan, and (6) allow Mr. Snyder to retain the Company cellular telephone and laptop computer provided to Mr. Snyder as an employee of the Company.

Except as set forth therein, the Severance Agreement supersedes all rights to benefits and compensation under prior employment agreements between the Company and Mr. Snyder. The foregoing description is qualified in its entirety by the terms of the Severance Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

The Severance Agreement supersedes the Amended and Restated Employment Terms Letter Agreement by and between the Company and Allen Snyder dated October 4, 2004, as amended on February 23, 2006, and all other agreements, plans, programs, policies, and arrangements relating to the terms of Mr. Snyder’s employment with the Company. The material terms of the Severance Agreement are described under Item 1.01 above and incorporated by reference into this Item 1.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Severance and Release Agreement between Allen Snyder and Openwave Systems Inc. effective November 28, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OPENWAVE SYSTEMS INC.

	By:	/S/ HAROLD L. COVERT
	Name:	Harold L. Covert
	Title:	EVP & Chief Financial Officer

Date: December 4, 2006

EXHIBIT INDEX

Exhibit No.	Description
10.1	Severance and Release Agreement between Allen Snyder and Openwave Systems Inc. effective November 28, 2006.